Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Declares Quarterly Cash Dividend

Dividend Increase of 17%

Union City, California – October 28, 2016 – The Board of Directors of Abaxis, Inc. (NasdaqGS: ABAX), has declared a cash dividend of $0.14 per common share. The dividend will be payable on December 15, 2016 to all shareholders of record at the close of business on December 1, 2016. Abaxis increased the dividend by approximately 17%, to $0.14 from its prior quarterly cash dividend of $0.12 per share. Any future dividends will be subject to approval by Abaxis’ Board of Directors.

“Today’s announcement reflects our commitment to enhancing shareholder value and our confidence in the company’s long term cash flows,” said Clint Severson, chairman and chief executive officer of Abaxis. “As always, we are focused on and committed to using our cash to invest for future growth and delivering shareholder value.”

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to payment of future cash dividends, Abaxis’ long-term cash flows, Abaxis’ use of cash to invest for future growth and Abaxis’ performance in future periods and ability to deliver shareholder value. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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